News Release



                                     FOR:          ELJER INDUSTRIES, INC.

                                     APPROVED BY:  Edward W. Fordyce, Jr.
                                                   Vice President - General
Counsel
                                                   (214) 407-2600
For Immediate Release
                                     CONTACT:      Morgen-Walke Associates
                                                   Lynn Morgen, June Filingeri
                                                   Helen Spanakos - Media
contact
                                                   (212) 850-5600
                                                   Ken Pieper (214) 701-8851


                      ELJER INDUSTRIES ANNOUNCES TENTATIVE
                         SETTLEMENT OF SHAREHOLDER SUIT


     DALLAS, Texas, March 14, 1994 -- Eljer Industries, Inc. (NYSE:ELJ) today announced an agreement in principle to settle for $3.4 million the class action securities litigation against the Company and certain present and former members of its Board of Directors pending in a federal court in Texas. The proposed settlement is subject to negotiation and execution of a definitive settlement agreement among the parties and approval by the court. Eljer believes that a significant portion of the proposed settlement amount would be paid by its liability insurance carrier.

     The suit, originally filed as four purported class action suits in December 1991 and later consolidated into one, asserted causes of action based on alleged inadequate disclosures in the Company's 1989 and 1990 annual report to shareholders and in particular disclosures with respect to the litigation involving the Qest polybutylene plumbing system manufactured and sold by the Company's indirect, wholly-owned subsidiary, United States Brass Corporation, and with respect to the availability of insurance coverage therefor. The plaintiffs sought unspecified actual and punitive damages as well as costs and attorneys fees. In 1992, the court certified a plaintiff class consisting of all purchasers of the Company's common stock during the period from March 30, 1990 through August 8, 1991.

     Scott G. Arbuckle, President and Chief Executive Officer, commented: "We believe that the disclosures were fair, accurate and complied with all legal requirements and that Eljer had meritorious defenses


                                   - MORE -

                         (LETTERHEAD OF MORGEN-WALKE)

ELJER INDUSTRIES ANNOUNCED TENTATIVE SETTLEMENT OF SHAREHOLDER SUIT    Page 2



to the suit. Nevertheless, we believe that the settlement is in the best interests of the Company in order to avoid further litigation costs and exposure in the event the case was tried. A significant portion of the proposed settlement amount will be paid by our liability insurance carrier. The balance, which is covered by litigation reserves, will be paid by the Company. The proposed settlement is in accordance with our previously announced strategy and commitment to attempt to conclude successfully the significant litigation issues facing Eljer."

     Eljer Industries, Inc. is a leading manufacturer and marketer of high quality building products, including plumbing, heating and ventilating products, for the residential and commercial construction, remodeling and repair, and do-it-yourself markets.
                                      # # #